CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is entered into on ________________, between ________________ (“Executive”) and AEye, Inc., a Delaware corporation (the “Company”).

WHEREAS, this Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events after the date hereof.

NOW THEREFORE, the Company and Executive hereby agree as follows:

ARTICLE I

EMPLOYMENT BY THE COMPANY

1.1              Executive is currently employed as an executive of the Company.

1.2              This Agreement shall remain in full force and effect during the term of Executive’s employment with the Company, unless amended pursuant to Section 7.7.

1.3              The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive if Executive’s employment with the Company terminates following a Change in Control under the circumstances described in Article II of this Agreement.

1.4              The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s continued employment with the Company and Executive’s execution of the general waiver and release as provided in this Agreement.

ARTICLE II

SEVERANCE BENEFITS

2.1              Entitlement To Severance Benefits. If Executive’s employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason (as hereinafter defined), in either case, immediately prior to, on, or within twenty-four (24) months following the effective date of a Change in Control, the termination of employment will be a Covered Termination and the Company shall pay Executive the severance benefits subject to the terms of this Agreement. If Executive’s employment terminates, but not due to an Involuntary Termination or a Voluntary Termination for Good Reason, in either case, immediately prior to, on, or within twenty-four (24) months following the effective date of a Change in Control, then the termination of employment will not be a Covered Termination and Executive will not be entitled to receive any severance benefits under this Agreement. For clarity, regardless of the reason for or timing of termination of employment, the Company shall pay Executive his or her accrued but unpaid wages through his Date of Termination and all other vested amounts to which Executive is due as of the Date of Covered Termination under the Company’s compensation plans and programs, regardless of whether Executive signs the general waiver and release of claims attached to this Agreement.

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2.2              Lump Sum Severance Payment. If Executive experiences a Covered Termination, the Company shall pay to the Executive, as cash severance, the sum of (i) Executive’s Annual Bonus, pro-rated for the year of termination, based on service through the Date of Covered Termination and (ii) 150% of the sum of the Executive’s Annual Base Pay and Annual Bonus (the “Cash Severance”). The Company will pay the Cash Severance on the 60th day following the Date of Covered Termination (the “First Payment Date”), unless extension of the payment date is required under Section 7.1 of this Agreement.

2.3              COBRA Benefits. If Executive experiences a Covered Termination, and provided Executive (and, if applicable, Executive’s covered dependents) elects to continue Executive’s group health insurance coverage (as in effect immediately prior to the Covered Termination) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the applicable premiums for such coverage (less the portion of the monthly payment Executive was responsible for paying immediately prior to his termination, if any) directly to the applicable benefit plan administrator for the period running from the Date of Covered Termination until the earliest to occur of (i) the date Executive (and, if applicable, Executive’s covered dependents) ceases to be eligible for COBRA, (ii) the date Executive obtains comparable coverage from a subsequent employer, and (iii) the date that is 18 months after the date COBRA coverage begins (the “COBRA Benefit”). The Company will pay the COBRA Benefit as and when due to the applicable carrier (which may include medical, prescription drug, dental, and vision, depending on Executive’s participation as of immediately prior to the Covered Termination), provided no payment will be made prior to the First Payment Date, and on the First Payment Date, the Company will make payments in respect of any premiums due prior to such date, with the balance paid thereafter as and when due, in each case, unless extension of the payment date is required under Section 7.1 of this Agreement.

2.4              Accelerated Vesting of Equity Awards. If Executive experiences a Covered Termination, and after taking into account the determinations required to be made under Section 4.2, below, the Company shall accelerate in full the vesting and exercisability of all of Executive’s then-outstanding compensatory equity awards, effective as of the Date of Covered Termination.

2.5              Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of the Covered Termination, or otherwise.

ARTICLE III

LIMITATIONS AND CONDITIONS ON BENEFITS

3.1              Withholding of Taxes. The Company shall withhold appropriate federal, state, and local income and employment taxes from any payments hereunder.

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3.2              Employee Agreement and Release Prior to Receipt of Benefits. Not later than the First Payment Date, Executive must sign, return, and allow to become effective the general waiver and release of claims in substantially the form attached hereto as Exhibit A. Such employee agreement and release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution relating to Executive’s employment with and rights to receive compensation from the Company (and any successor thereto) and shall confirm Executive’s obligations under the Company’s standard form of proprietary information agreement. It is understood such employee release and agreement shall comply with applicable law. In the event Executive does not execute and allow such release to become and remain effective by the First Payment Date, Executive will have no rights to receive the severance payments and benefits under this Agreement and this Agreement shall be null and void.

3.3              Section 280G/4999. If any payment or benefit that Executive would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after-tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. If acceleration of compensation from equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant. These calculations shall be prepared by the Company and reviewed for accuracy by Executive and the Company’s regular certified public accountants (or nationally recognized accounting firm of similar stature selected by the Company).

ARTICLE IV

OTHER RIGHTS AND BENEFITS

4.1              Nonexclusivity. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive, or other plans, programs, policies, or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice, or program.

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4.2              Performance-Based Equity Awards. With respect to compensatory equity awards that may be granted to Executive by the Company during Executive’s employment with the Company, and that remain unvested and subject to an on-going performance-based vesting condition as of immediately prior to the Change in Control (including but not limited to market stock units (“MSUs”) and market stock options (“MSOs”) (any such awards, the “Performance-Based Equity Awards”)), the Company shall take the following actions, effective as of immediately prior to the Change in Control:

(i)                 with respect to any Performance-Based Equity Awards as to which the performance period has been completed prior to the Change in Control, but as to which performance has not yet been measured or certified, the Company shall determine the number of shares, units, or options to be credited to Executive as having satisfied the performance conditions based on the actual performance during the completed performance period, and Executive shall continue to vest in such credited Performance-Based Equity Awards from and after the closing of the Change in Control based on the original time-based vesting schedule applicable to such awards (subject to the full acceleration of vesting on a Covered Termination as set forth in Section 2.4); and

(ii)              with respect to any Performance-Based Equity Awards as to which the performance period remains in progress as of immediately prior to the closing of the Change in Control, the Company shall determine the number of shares, units, or options to be credited to Executive as having satisfied the performance conditions based on the actual performance through the day immediately preceding the Change in Control (by way of example, performance under the MSUs shall be measured against the average closing price of the Company’s common stock over the 90 calendar days immediately preceding the Change in Control), and Executive shall continue to time-vest in such credited Performance-Based Equity Awards from and after the closing of the Change in Control based on the original time-based vesting schedule applicable to such awards (subject to the full acceleration of vesting on a Covered Termination as set forth in Section 2.4).

ARTICLE V

NON-ALIENATION OF BENEFITS

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so subject a benefit hereunder shall be void.

ARTICLE VI

DEFINITIONS

For purposes of the Agreement, the following terms shall have the meanings set forth below:

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6.1              “Agreement” means this Change in Control Severance Agreement.

6.2              “Annual Base Pay” means Executive’s annual base pay at the rate in effect during the last regularly scheduled payroll period immediately preceding (i) the Change in Control or (ii) the Covered Termination (disregarding any reduction in base pay that forms the basis for the Covered Termination), whichever is greater.

6.3              “Annual Bonus” means the Executive’s target annual cash incentive bonus for the fiscal year of the Company in which termination of Executive’s employment occurs.

6.4              “Change in Control” means the consummation of any of the following transactions after the date hereof:

(a)               the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of liquidation or dissolution of the Company or an agreement for the sale, lease, exchange, or other transfer or disposition by the Company of all or substantially all (more than fifty percent (50%)) of the Company’s assets;

(b)              any person (as such term is used in Sections 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly of 25% or more of the Company’s outstanding Common Stock; or

(c)               a change in the composition of the Board of Directors of the Company within a three (3) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either:

(A)             are directors of the Company as of the effective date of this Agreement;

(B)              are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (A) above at the time of such election or nomination; or

(C)             are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (A) or (B) above at the time of such election or nomination.

Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company. In addition, to the extent necessary for compliance with Code Section 409A, a Change in Control will not be deemed to occur unless such transaction also satisfies the requirements of Treasury Regulations Section 1.409A-3(i)(5).

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6.5              “Company” means AEye, Inc., a Delaware corporation, and any successor thereto.

6.6              “Covered Termination” means an Involuntary Termination or a Voluntary Termination for Good Reason, in either case, immediately prior to, on, or within twenty-four (24) months following a Change in Control. No other event shall be a Covered Termination for purposes of this Agreement.

6.7              “Date of Covered Termination” means the date termination of Executive’s employment with the Company or its subsidiaries as a result of a Covered Termination, which termination is also a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

6.8              “Involuntary Termination” means Executive’s dismissal or discharge by the Company or its subsidiaries (or, if applicable, by the successor entity) for reasons other than fraud, misappropriation, or embezzlement on the part of Executive which resulted in material loss, damage, or injury to the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for one of these reasons unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company’s Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for the Executive, together with Executive’s counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct set forth in the immediately preceding sentence and specifying the particulars thereof in detail.

The termination of Executive’s employment would not be deemed to be an “Involuntary Termination” if such termination occurs as a result of the death or disability of Executive.

6.9              “Voluntary Termination for Good Reason” means that Executive voluntarily terminates his employment after any of the following are undertaken without Executive’s express written consent, provided that Executive (i) gives written notice to the Company within 90 days after the occurrence of the event giving rise to Good Reason, (ii) the Company has failed to cure the event within 30 days after receipt of the written notice, and (iii) Executive resigns from all positions Executive then holds with the Company within 30 days after the expiration of the cure period:

(a)               the assignment to or removal from Executive of any duties or responsibilities which result in any diminution or adverse change of Executive’s position, status, or circumstances of employment as in effect immediately prior to the Change in Control of the Company, except in connection with the termination of his employment for death, disability, retirement, fraud, misappropriation, embezzlement, or any other voluntary termination of employment by Executive other than Voluntary Termination for Good Reason;

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(b)              a reduction by the Company in Executive’s Annual Base Pay or Annual Bonus in effect at the time;

(c)               any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating at the time of the Change in Control of the Company (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect Executive’s participation in or reduce Executive’s benefits under any Benefit Plans or deprive Executive of any fringe benefit enjoyed by Executive at the time of the Change in Control of the Company, provided, however, that Executive may not terminate for Good Reason following a Change in Control of the Company if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans, as determined in good faith by the Company’s Board of Directors;

(d)              a relocation of Executive’s principal work place, or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location more than 30 miles from the location at which Executive performed Executive’s duties immediately prior to the Change in Control of the Company, which relocation increases Executive’s one way commute by more than 30 miles, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations at the time of the Change in Control of the Company;

(e)               any breach by the Company of any provision of this Agreement; or

(f)                any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

ARTICLE VII

GENERAL PROVISIONS

7.1              Section 409A.

(a)               The Company and Executive intend that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements, or otherwise) and any affected compensatory equity agreement will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Any amounts payable upon Executive’s termination of employment shall only be paid upon Executive’s “separation from service” as defined under Code Section 409A.

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(b)              If any amounts due under this Agreement are not exempt under Code Section 409A, the provisions of this Agreement applicable to such amounts will be construed in a manner that complies with Code Section 409A, and incorporates by reference all required definitions and payment terms. If Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if the payment or benefit is paid within six (6) months after Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) until the first day which is six (6) months after Executive’s separation from service. In such case, any payments that would otherwise have been made during such period shall be made to Executive in a lump sum as soon as administratively feasible upon the earlier of (i) the date that is six (6) months after termination of Executive’s separation from service or (ii) Executive’s death. Furthermore, notwithstanding any other provision of this Agreement to the contrary, it is specifically understood and agreed that the Company may unilaterally amend this Agreement to the extent necessary to effect compliance with Section 409A of the Code.

7.2              Employment Status. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

7.3              Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile or national overnight delivery service such as FedEx) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person, by direct deposit into Executive’s bank account listed in the Company’s payroll records, or at his address as listed in the Company’s payroll records.

7.4              Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction. Instead, this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

7.5              Waiver. If either party should waive any breach of any provisions of the Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.6              Complete Agreement. This Agreement, including Exhibit A and other written agreements referred to in this Agreement, constitutes the entire agreement between Executive and the Company (and it is the complete, final, and exclusive embodiment of their agreement) with regard to the subject matter hereof, and expressly supersedes all other agreements, promises, or understandings, whether oral or written, including, but not limited to, the acceleration of vesting provisions set forth in compensatory equity awards granted prior to the date of this Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

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7.7              Amendment. This Agreement may be amended only upon the mutual written consent of the Company and Executive. The written consent of the Company must be signed by a duly authorized officer of the Company who is not a party to this Agreement, and only after such change has been approved by the Compensation Committee of the Company’s Board of Directors.

7.8              Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.9              Headings. The headings of the Articles and sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.10          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors, and administrators, except that Executive may not assign any of Executive’s duties hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

7.11          Attorneys’ Fees. If Executive brings any action to enforce Executive’s rights hereunder, Executive shall be entitled to recover Executive’s reasonable attorneys’ fees and costs incurred in connection with such action if Executive is the prevailing party in such action.

7.12          Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the law of the State of California.

7.13          Construction of Agreement. In the event of a conflict between the text of this Agreement and any summary, description, or other information regarding this Agreement, the text of this Agreement shall control.

[Signatures Appear on the Following Page]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

AEye, Inc.,

a Delaware Corporation

By: _________________________

[Duly Authorized Officer]

EXECUTIVE:

____________________________

[Name]

Exhibit A: Executive Agreement and Release

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Exhibit A

AEye, Inc.

Executive Agreement and Release (the “Release Agreement”)

I understand and agree completely to the terms set forth in the Change in Control Severance Agreement between the Company and me dated [_____________] the “Agreement”).

I hereby confirm my obligations under the Company’s standard form of proprietary information agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release Agreement and in exchange for the benefits set forth in the Agreement, I hereby release, acquit, and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to the termination of my employment with the Company and my rights to compensation from the Company at any time prior to and including the Effective Date of this Release Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims, or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state, or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal American with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. However, I am not releasing any claims which, by law, cannot be released by me, and I am not releasing the Company from its obligation to indemnify me to the greatest extent permitted by law, or to provide me with continued coverage under the Company’s directors’ and officers’ liability insurance policy to the same extent that it has provided such coverage to previously departed officers and directors of the Company.

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I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Release Agreement; (b) I have the right to consult with an attorney prior to executing this Release Agreement; (c) I have twenty-one (21) days (unless, by law, I am required to be given forty-five (45) days) to consider this Release Agreement (although I may choose to voluntarily execute this Release Agreement earlier); (d) I have seven (7) days following the execution of this Release Agreement by the parties to revoke this Release Agreement; and (e) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release Agreement is executed by me.

___________________________

Date: _______________________

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